AMENDMENT NO. 4
to
STOCK PURCHASE AND ASSET TRANSFER AGREEMENT

        AMENDMENT NO. 4, dated as of March 18, 2004 (the “Amendment”), to the STOCK PURCHASE AND ASSET TRANSFER AGREEMENT, dated as of November 17, 2003, as amended by Amendment No. 1, dated as of February 2, 2004, Amendment No. 2, dated as of February 20, 2004, and Amendment No. 3, dated as of February 20, 2004, (together with the Schedules thereto, the “Agreement”), by and among CIGNA Holdings, Inc., a Delaware corporation (“CIGNA Holdings”), Connecticut General Corporation, a Connecticut corporation and a wholly owned subsidiary of CIGNA Holdings (“Connecticut General”), Connecticut General Life Insurance Company, a specially-chartered Connecticut corporation and a wholly owned subsidiary of Connecticut General (“CGLIC”) and CIGNA Corporation, a Delaware corporation (“CIGNA” and, together with Connecticut General, CIGNA Holdings and CGLIC, “Sellers”) and Prudential Financial, Inc., a New Jersey corporation (“Buyer”).

        WHEREAS, the parties desire to amend the Agreement to reflect certain additional or modified terms.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and in the Agreement, and in reliance upon the representations, warranties, conditions and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Agreement.

2.	Schedule 1.1.(f) of the Agreement is hereby amended to include the following:

"(12)

All amounts set by CGLIC of non-guaranteed elements with respect to any Subject Contract that are in excess of the greater of any amount (x) required under Applicable Law or by the terms of the Subject Contract or (y) recommended by CIGNA Life acting in its capacity as administrator under the Administrative Services Agreement pursuant to which CIGNA Life is administering such Subject Contract on behalf of CGLIC.

(13)

All Liabilities under a Subject Contract for which CGLIC sets an amount in respect of a non-guaranteed element that is less than the greater of any amount (x) required under Applicable Law or by the terms of the Subject Contract or (y) recommended by CGLIC acting in its capacity as administrator under the Administrative Services Agreement pursuant to which CIGNA Life is administering such Subject Contract on behalf of CGLIC.”

3.

This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

4.	Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Sellers and of Buyer as of the date first above written.

CIGNA CORPORATION

By:	/s/ Mordecai Schwartz
Name: Mordecai Schwartz Title: Vice President and Treasurer

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	/s/ Jean H. Walker
Name: Jean H. Walker Title: Senior Vice President and Actuary

CONNECTICUT GENERAL CORPORATION

By:	/s/ James Yablecki
Name: James Yablecki Title: President

CIGNA HOLDINGS, INC.

By:	/s/ Joanne L. Dorak
Name: Joanne L. Dorak Title: President

PRUDENTIAL FINANCIAL, INC

By:	/s/ Hans Levin
Name: Hans Levin Title: Second Vice President